Filed Pursuant to Rule 424(b)(5)
Registration No. 333-197345

PROSPECTUS SUPPLEMENT

(To Prospectus Dated July 23, 2014)

HARVEST NATURAL RESOURCES, INC.

Up to $75,000,000 of

COMMON STOCK

We have entered into a distribution agreement with Raymond James & Associates, Inc. (“Raymond James”) relating to shares of our common stock having an aggregate sales price of up to $75,000,000 offered by this prospectus supplement and the accompanying prospectus. In accordance with the terms of the distribution agreement, we may offer and sell from time to time up to the maximum dollar amount of our shares through Raymond James as our agent. Under the distribution agreement we may also sell shares of our common stock directly to Raymond James. Sales of the shares, if any, may be made by means of ordinary brokers’ transactions on the New York Stock Exchange (“NYSE”) or otherwise at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or as otherwise agreed by Harvest and Raymond James. Raymond James will receive from us a commission of 2.5% based on the gross sales price per share for any shares sold through it under the distribution agreement.

Settlement for sales of common stock will occur on the third business day following the date on which any sales are made.

Our common stock is listed on the NYSE under the symbol “HNR.” The last reported sales price per share of our common stock as reported by the NYSE on September 3, 2014 was $4.64.

Investing in our common stock involves risks. See “Risk Factors” beginning on page S-6 of this prospectus supplement and page 3 of the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Raymond James

The date of this prospectus supplement is September 4, 2014.

You should rely only on the information contained in this prospectus supplement, the accompanying prospectus, and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and Raymond James has not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this prospectus supplement and the accompanying prospectus in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction. You should not assume that the information contained in this prospectus supplement and the accompanying prospectus or any document incorporated by reference is accurate as of any date other than the date on the front cover of the applicable document. Neither the delivery of this prospectus supplement and the accompanying prospectus nor any distribution of securities pursuant to this prospectus supplement and the accompanying prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated by reference into this prospectus supplement and the accompanying prospectus or in our affairs since the date of this prospectus supplement. Our business, financial condition, results of operations and prospects may have changed since that date.

Prospectus Supplement

Prospectus

S-ii

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of the securities we are offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference herein and therein. The second part, the accompanying prospectus, including the documents incorporated by reference, provides more general information. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. This prospectus supplement and the accompanying prospectus and the documents incorporated by reference herein and therein are part of a shelf registration statement that we filed with the Securities and Exchange Commission (“SEC”). This prospectus supplement and the accompanying prospectus and the documents incorporated by reference herein and therein include important information about us, our securities being offered and other information you should know before investing in our securities. You should read carefully this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus that we authorized to be delivered to you, as well as the additional information described under “Where You Can Find More Information” on page S-2 of this prospectus supplement and page 4 of the accompanying prospectus before investing in our securities.

To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or in any document incorporated by reference that was filed with the SEC before the date of this prospectus supplement, on the other hand, you should rely on the information in this prospectus supplement. If any statement in one of these documents is inconsistent with a statement in another document having a later date — for example, a document incorporated by reference in the accompanying prospectus — the statement in the document having the later date modifies or supersedes the earlier statement.

As used in this prospectus, the terms “Company,” “we,” “our,” “ours” and “us” refer to Harvest Natural Resources, Inc. and its subsidiaries, except where the context otherwise requires or as otherwise indicated.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” the information in documents we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information. These documents provide a significant amount of information about us. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (other than information in such documents that is deemed, in accordance with SEC rules, to have been furnished and not filed), prior to the termination of this offering:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, filed with the SEC on March 17, 2014, as amended April 30, 2014 (the “2013 Form 10-K”);

•	Our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2014, filed with the SEC on May 12, 2014, and for the quarter ended June 30, 2014, filed with the SEC on August 11, 2014;

•	Our Current Reports on Form 8-K filed with the SEC on January 28, 2014, February 4, 2014, March 17, 2014, March 27, 2014, April 4, 2014, April 8, 2014, May 7, 2014, May 14, 2014, June 25, 2014, July 17, 2014 and August 18, 2014, as amended;

•	Our proxy statements on Schedule 14A and related additional materials filed with the SEC on April 8, 2014 and May 29, 2014; and

•	The description of our Common Stock contained in our Registration Statement on Form 8-A, filed with the SEC on April 9, 1997, as amended.

We will provide, without charge, to each person, including any beneficial owner, to whom this prospectus supplement and the accompanying prospectus has been delivered, upon written or oral request of such person, a copy of any or all of the documents incorporated by reference herein (other than certain exhibits to such documents not specifically incorporated by reference). Requests for such copies should be directed to:

Keith L. Head

CORPORATE SECRETARY

HARVEST NATURAL RESOURCES, INC.

1177 ENCLAVE PARKWAY, SUITE 300

HOUSTON, TEXAS 77077

(281) 899-5700

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement with the SEC under the Securities Act of 1933, as amended (the “Securities Act”), that registers the securities offered by this prospectus. The registration statement, including the exhibits, contains additional relevant information about us. The rules and regulations of the SEC allow us to omit from this prospectus some information included in the registration statement.

We file annual, quarterly and periodic reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. The SEC also maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC at http://www.sec.gov.

NOTE OF CAUTION REGARDING FORWARD-LOOKING STATEMENTS

We caution that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995, as amended (the “PSLRA”)) contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein or made by our management involve risks and uncertainties and are subject to change based on various important factors. When used in this prospectus, the words “budget,” “guidance,” forecast,” “expect,” “believes,” “goals,” “projects,” “plans,” “anticipates,” “estimates,” “should,” “could,” “assume” and similar expressions are intended to identify forward-looking statements. In accordance with the provisions of the PSLRA, we caution you that important factors could cause actual results to differ materially from those in the forward-looking statements. These factors include our concentration of operations in Venezuela; political and economic risks associated with international operations (particularly those in Venezuela); the risk that the sale of our remaining Venezuelan interests will not be completed; unanticipated future development costs for undeveloped reserves; drilling risks; the risk that actual results may vary considerably from reserve estimates; the dependence on the abilities and continued participation of our key employees; the risks normally incident to the exploration, operation and development of oil and natural gas properties; the risks incumbent to being a noncontrolling interest shareholder in a corporation; permitting and drilling of oil and natural gas wells; availability of materials and supplies necessary to projects and operations; prices for oil and natural gas and related financial derivatives; changes in interest rates; our ability to acquire oil and natural gas properties that meet our objectives; availability and cost of drilling rigs and seismic crews; overall economic conditions; political instability; civil unrest; acts of terrorism; currency and exchange risks; currency controls; changes in existing or potential tariffs, duties or quotas; changes in taxes; changes in governmental policy; lack of liquidity; availability of sufficient financing; estimates of amounts and timing of sales of securities; changes in weather conditions; and ability to hire, retain and train management and personnel. A discussion of these factors is included in the 2013 Form 10-K, which includes certain definitions and a summary of significant accounting policies and should be read in conjunction with this prospectus.

SUMMARY

The information below is a summary of the more detailed information included elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. You should read carefully the following summary together with the more detailed information contained in this prospectus supplement, the accompanying prospectus and the information incorporated by reference into those documents, including the “Risk Factors” section of this prospectus supplement and in the 2013 Form 10-K. This summary is not complete and does not contain all of the information you should consider when making your investment decision.

About Harvest Natural Resources, Inc.

Harvest Natural Resources, Inc. is a petroleum exploration and production company incorporated under Delaware law in 1989. Our focus is on acquiring exploration, development and producing properties in geological basins with proven active hydrocarbon systems. Our experienced technical, business development and operating personnel have identified low entry cost exploration opportunities in areas with large hydrocarbon resource potential. We acquired and developed significant interests in the Bolivarian Republic of Venezuela (“Venezuela”). In addition to our interests in Venezuela, we hold exploration acreage mainly offshore of the Gabonese Republic (“Gabon”) and onshore West Sulawesi in the Republic of Indonesia (“Indonesia”). We operate from our Houston, Texas headquarters. We also have regional/technical offices in Singapore and a pipe storage yard in Port Gentil, Gabon, and Jakarta, Indonesia, to support field operations in those areas.

Our Venezuelan interests are owned through Harvest-Vinccler Dutch Holding, B.V., a Dutch private company with limited liability (“Harvest Holding”). Harvest Holding owns 100 percent of HNR Finance, B.V. (“HNR Finance”), and HNR Finance owns a 40 percent interest in Petrodelta, S.A. (“Petrodelta”). Our ownership of Harvest Holding is through our wholly-owned subsidiary HNR Energia, B.V. (“HNR Energia”). Before December 16, 2013, HNR Energia owned 80 percent of Harvest Holding. On December 16, 2013, we entered into an agreement (the “Share Purchase Agreement”) to sell all of our interests in Venezuela to Petroandina Resources Corporation N.V. (“Petroandina,” a wholly owned subsidiary of Pluspetrol Resources Corporation B.V.) in two closings for an aggregate cash purchase price of $400 million.

The first closing under the Share Purchase Agreement occurred on December 16, 2013, when we sold a 29 percent equity interest in Harvest Holding to Petroandina for $125 million. This first transaction resulted in a loss on the sale of the interest in Harvest Holding of $23.0 million in the year ended December 31, 2013. The second closing, entailing the sale of HNR Energia’s remaining 51 percent interest to Petroandina for $275 million, is subject to, among other things, approval by the Ministerio del Poder Popular de Petroleo y Mineria representing the Government of Venezuela (which indirectly owns the other 60 percent interest in Petrodelta). Our stockholders approved the second closing at a special meeting held on May 7, 2014.

Through our indirect 51 percent in Harvest Holding, we have owned a net 20.4 percent interest in Petrodelta for the period from December 16, 2013 to date. Before December 16, 2013 we indirectly owned a 32 percent interest in Petrodelta.

HNR Energia and Petroandina also entered into a Shareholders’ Agreement (the “Shareholders’ Agreement”) on December 16, 2013, regarding the shares of Harvest Holding. The Shareholders’ Agreement becomes effective upon any termination of the Share Purchase Agreement before the second closing. We guaranteed HNR Energia’s obligations under the Share Purchase Agreement and the Shareholders’ Agreement. During the term of the Share Purchase Agreement, Harvest Holding may not pay any dividends to HNR Energia, and therefore we would not benefit from any dividends paid by Petrodelta during this period.

We are the operator of the Dussafu Marin Permit (“Dussafu PSC”) with a 66.667 percent ownership interest. Located offshore Gabon, adjacent to the border with the Republic of Congo, the Dussafu PSC covers an area of 680,000 acres with water depths up to 1,650 feet. The Dussafu PSC partners and Gabon, represented by the Ministry of Mines, Energy, Petroleum and Hydraulic Resources, entered into the third exploration phase of the Dussafu PSC with an effective date of May 28, 2012. The Direction Generale Des Hydrocarbures agreed to lengthen the third exploration phase to four years, until May 27, 2016.

Operational activities during the six months ended June 30, 2014 included evaluation of development alternatives, preparation of a field development plan and processing of 3D seismic which was acquired in 2013. The Dussafu PSC joint venture partners approved a resolution that the discovered fields are commercial to exploit on March 26, 2014. On June 4, 2014, a Declaration of Commerciality was signed with Gabon pertaining to the four discoveries on the Dussafu Block offshore Gabon. Furthermore, on July 17, 2014, Gabon awarded an Exclusive Exploitation Authorization for the development and exploitation of certain oil discoveries on the Dussafu Block.

More information about our current operations in Gabon and Indonesia, as well as Venezuela, and more information about the details of the Petrodelta transaction can be found in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2014 and June 30, 2014, as well as the 2013 Form 10-K.

Our Significant Recent Developments

While the Share Purchase Agreement described under “About Harvest Natural Resources, Inc.” permits either Petroandina or HNR Energia to terminate the agreement on or after September 7, 2014, it also permits Petroandina to extend that initial termination date in certain circumstances for one month at a time, up to December 31, 2014. Under the Share Purchase Agreement, HNR Energia may require Petroandina to lend it $2,000,000 for any such extension. Petroandina has advised HNR Energia that it has exercised its right to extend the initial termination date to October 7, 2014, and HNR Energia has requested that Petroandina provide it with a $2,000,000 loan in connection with such extension.

The case entitled Kensho Sone, et al. v. Harvest Natural Resources, Inc., filed on July 24, 2013, in which certain individuals applied for injunctive relief relating to our former interest in the WAB-21 area of the South China Sea and sought related damages, was dismissed by the court, which ordered that the plaintiffs take nothing, on August 8, 2014. On August 24, 2014, the plaintiffs filed a notice of appeal. We intend to vigorously defend the appeal.

THE OFFERING

Issuer	Harvest Natural Resources, Inc.

Common Stock Being Offered	Shares of our common stock, $.01 par value, having an aggregate offering price of up to $75,000,000.

Use of Proceeds	We intend to use the net proceeds from the sale of shares to fund exploration activities and for general corporate purposes. See “Use of Proceeds” below.

Risk Factors	See “Risk Factors” beginning on page S-6 of this prospectus supplement and page 3 of the accompanying prospectus for a discussion of factors you should carefully consider before investing in shares of our common stock.

Exchange Listing	Our common stock is traded on the NYSE under the symbol “HNR”.

RISK FACTORS

An investment in our common stock has a high degree of risk. You should carefully consider the following risk factors, as well as the risk factors included under the caption “Risk Factors” beginning on page 3 of the accompanying prospectus and the risk factors included in “Item 1A. Risk Factors” in the 2013 Form 10-K, which are incorporated by reference herein, together with all the other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. If any of these risk factors should occur, our profitability, financial condition or liquidity could be materially impacted. As a result, you may lose part or all of your investment.

We do not currently pay dividends on our common stock and do not anticipate doing so in the future.

We intend to retain any future earnings to fund our operations; therefore, we do not anticipate paying any cash dividends on our common stock in the foreseeable future.

The price of our common stock may be adversely affected by the future issuance and sale of additional common stock, including pursuant to the distribution agreement, or by our announcement that such issuances and sales may occur.

We cannot predict the size of future issuances or sales of our common stock, including those made pursuant to the distribution agreement with Raymond James, future acquisitions or capital raising activities, or the effect, if any, that such issuances or sales may have on the market price of our common stock.

Your percentage ownership in us may be diluted by future issuances of common stock, which could reduce your influence over matters on which stockholders vote.

Our board of directors has the authority, without action or vote of our shareholders, to issue all or any part of our authorized but unissued shares of common stock, including stock issuable upon the exercise of options or under equity-based incentive plans. Additional issuances of common stock would reduce your percentage influence over matters on which our shareholders vote.

Management will have broad discretion as to the use of the proceeds from this offering, and may not use the proceeds effectively.

Because we have not designated the net proceeds from this offering to be used for any particular purpose, our management will have broad discretion as to the application of the net proceeds from this offering and could use them for purposes other than those contemplated at the time of the offering. Our management may use the net proceeds for corporate purposes that may not improve our financial condition or market value.

USE OF PROCEEDS

We intend to use the net proceeds from this offering, after deducting Raymond James’s commission and our offering expenses, for various business purposes, including capital expenditures, working capital and other general corporate purposes. Pending the application of such proceeds, we may invest the proceeds in short-term marketable securities or money market obligations.

PLAN OF DISTRIBUTION

We have entered into a distribution agreement under which we may issue and sell our common stock having an aggregate sales price of up to $75,000,000 from time to time through Raymond James as our agent. Sales of the shares of common stock, if any, may be made by means of ordinary brokers’ transactions on the NYSE or otherwise at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices.

Raymond James, as agent, is not required to sell any specific number or dollar amount of shares but will use commercially reasonable efforts to solicit offers to purchase the shares of common stock upon entering into a transaction notice with us that will specify the number of shares to be sold and such other matters as may be agreed upon by us and Raymond James. Subject to the terms and conditions of the distribution agreement, Raymond James will use commercially reasonable efforts to sell on our behalf all of the designated shares of common stock pursuant to the terms agreed to with us, which terms will include the number of shares to be offered and any minimum price below which sales may not be made. The obligation of Raymond James under the distribution agreement to sell shares pursuant to any transaction notice is subject to a number of conditions, which Raymond James reserves the right to waive in its sole discretion.

Raymond James, in its capacity as agent, may arrange for or make sales at the market in the existing trading market for our common stock, including sales made to or through a market maker or through an electronic communications network, or in any other manner that may be deemed to be an “at-the-market” offering as defined in Rule 415 promulgated under the Securities Act. If agreed to in a transaction notice, we may also sell shares to Raymond James as principal, at a purchase price agreed upon by Raymond James and us.

We will pay Raymond James a commission equal to 2.5% of the gross sales price of any such shares sold through it as agent, or purchased by it as principal, as set forth in the distribution agreement. The remaining sales proceeds, after deducting any transaction fees imposed by any governmental or self-regulatory organization in connection with the sales, will equal our net proceeds for the sale of the shares. We have also agreed to reimburse Raymond James for its out-of-pocket expenses, including up to $110,000 of fees and expenses of counsel through the date of the distribution agreement, as provided in the distribution agreement.

Settlement for sales of common stock will occur on the third business day following the date on which any sales are made (or an earlier day if an earlier day becomes the industry practice for regular way trading) in return for payment of the net proceeds to us. There is no arrangement for funds to be received in an escrow, trust or similar arrangement.

We will report at least quarterly the number of shares of common stock sold through Raymond James, as agent, in at-the-market offerings, the net proceeds to us and the compensation paid by us to Raymond James in connection with such sales.

During each purchase date for the shares referenced in a transaction notice, we will not (i) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for such shares or (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of such shares, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of shares or such other securities, in cash or otherwise, without the prior written consent of Raymond James, other than the shares to be sold pursuant to the distribution agreement and shares issued upon the exercise or conversion of any of our securities, convertible securities, options or rights outstanding at the beginning of such period or any grants of options or awards or securities issued pursuant to existing stock-based compensation plans.

The offering of common stock pursuant to the distribution agreement will terminate upon the earliest of (i) September 4, 2015 (unless extended pursuant to the distribution agreement), (ii) the sale of all shares of common stock subject to the distribution agreement, and (iii) the termination of the distribution agreement by either Raymond James or us in accordance with the distribution agreement. In connection with the sale of shares of common stock hereunder, Raymond James may be deemed to be an “underwriter’” within the meaning of the Securities Act, and the compensation paid to Raymond James may be deemed to be underwriting commissions or discounts. We have agreed to provide indemnification and contribution to Raymond James against certain civil liabilities, including liabilities under the Securities Act. Raymond James may engage in transactions with, or perform other services for, us in the ordinary course of business.

This summary of the material provisions of the distribution agreement does not purport to be a complete statement of its terms and conditions. Once executed, a copy of the distribution agreement will be filed with the SEC and incorporated by reference into the registration statement of which this prospectus supplement is a part. See “Where You Can Find More Information” in the accompanying prospectus.

LEGAL MATTERS

The validity of the common stock offered hereby will be passed upon for us by Fulbright & Jaworski LLP, a member of Norton Rose Fulbright, Dallas, Texas. Certain legal matters in connection with this offering will be passed upon for Raymond James by Morrison & Foerster LLP, New York, New York.

EXPERTS

The consolidated financial statements of Harvest Natural Resources, Inc. and subsidiaries as of December 31, 2013, and for the year then ended, and the effectiveness of Harvest Natural Resources, Inc. and subsidiaries’ internal control over financial reporting as of December 31, 2013, incorporated by reference herein, have been audited by UHY LLP, an independent registered public accounting firm, as set forth in their reports thereon and are incorporated in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

Our financial statements as of December 31, 2012 and for the years ended December 31, 2012 and 2011 incorporated in this prospectus by reference to the 2013 Form 10-K have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of such firm as experts in auditing and accounting.

The financial statements of Petrodelta, S.A. as of and for the years ended December 31, 2013, 2012 and 2011 incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2013 have been so incorporated in reliance on the report of PGFA Perales, Pistone and Asociados, an independent registered public accounting firm, given on the authority of such firm as experts in accounting and auditing.

The information incorporated by reference in this prospectus relating to our estimated quantities of our proved reserves is derived from reports prepared by Ryder Scott Company, L.P., independent petroleum engineers, as stated in their respective reserve reports with respect thereto. This information is incorporated in this prospectus in reliance upon the authority of such firm as experts with respect to the matters covered by their report and the giving of their report.

Harvest Natural Resources, Inc.

$300,000,000

Debt Securities

Common Stock

Preferred Stock

Warrants

Units

686,761 Shares of Common Stock

Offered by the Selling Stockholders Upon Exercise of Warrants

This prospectus will allow us to issue up to an aggregate of $300,000,000 of our debt securities, common stock, preferred stock, warrants and units from time to time at prices and on terms to be determined at or prior to the time of the offering. We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. This prospectus describes the general terms of these securities. The specific terms of any securities and the specific manner in which we will offer them will be included in a supplement to this prospectus relating to that offering.

In addition, the selling stockholders named in this prospectus may offer and sell up to 686,761 shares of common stock issuable upon the exercise of outstanding warrants previously issued in transactions exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”). These warrants have an exercise price of $10.00 per share and are exercisable for three years beginning on October 12, 2012.

We encourage you to carefully read this prospectus and any applicable prospectus supplement before you invest in our securities. We also encourage you to read the documents we have referred you to in the “Where You Can Find More Information” section of this prospectus for information on us and for our financial statements. This prospectus may not be used to consummate sales of our securities unless accompanied by a prospectus supplement. However, the selling stockholders may use this prospectus to sell shares of our common stock, from time to time, without a prospectus supplement.

Our common stock is traded on the New York Stock Exchange (NYSE) under the symbol “HNR”. On July 3, 2014, the last reported sale price of our common stock on the NYSE was $4.86.

Investing in our securities involves risks. Risks associated with any investment in our securities will be described in the applicable prospectus supplement and certain of our filings with the Securities and Exchange Commission, as described in “Risk Factors” on page 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 23, 2014.

You should rely only on the information contained in this prospectus and the documents incorporated by reference in this prospectus. We have not provided, and we have not authorized anyone else to provide, different information to you. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this prospectus in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction. You should not assume that the information contained in this prospectus or any document incorporated by reference is accurate as of any date other than the date on the front cover of the applicable document. Neither the delivery of this prospectus nor any distribution of securities pursuant to this prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated by reference into this prospectus or in our affairs since the date of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this shelf process, we may sell the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. That prospectus supplement may include a discussion of any risk factors or other special considerations that apply to those securities. The prospectus supplement may also add, update or change the information in this prospectus. If there is any inconsistency between the information in this prospectus or any information incorporated by reference herein and in a prospectus supplement, you should rely on the information in that prospectus supplement. You should carefully read both this prospectus, any prospectus supplement, any free writing prospectus that we authorize to be distributed to you, and any information incorporated by reference into the foregoing, together with additional information described under the headings “Incorporation of Certain Documents by Reference” and “Where You Can Find More Information” before buying any of the securities offered under this prospectus.

i

In addition, this prospectus may be used by the selling stockholders to sell up to up to 686,761 shares of common stock issuable upon the exercise of outstanding warrants previously issued as described under the heading “Selling Stockholders”. We will not receive proceeds of any sale of securities by the selling stockholders.

As used in this prospectus, the terms “Company,” “we,” “our,” “ours” and “us” refer to Harvest Natural Resources, Inc. and its subsidiaries, except where the context otherwise requires or as otherwise indicated.

ii

ABOUT HARVEST NATURAL RESOURCES, INC.

Harvest Natural Resources, Inc. is a petroleum exploration and production company incorporated under Delaware law in 1989. Our focus is on acquiring exploration, development and producing properties in geological basins with proven active hydrocarbon systems. Our experienced technical, business development and operating personnel have identified low entry cost exploration opportunities in areas with large hydrocarbon resource potential. We acquired and developed significant interests in the Bolivarian Republic of Venezuela (“Venezuela”). In addition to our interests in Venezuela, we hold exploration acreage mainly offshore of Gabon and onshore West Sulawesi in Indonesia. We operate from our Houston, Texas headquarters. We also have regional/technical offices in Singapore and a pipe storage yard in Port Gentil, Republic of Gabon (“Gabon”), and Jakarta, Republic of Indonesia (“Indonesia”), to support field operations in those areas.

During the last several years, we have been exploring a broad range of strategic alternatives for enhancing and realizing stockholder value. We retained Merrill Lynch, Pierce, Fenner & Smith (“Merrill Lynch”) to provide advisory services to assist us in exploring those strategic alternatives, including, among others, a sale of assets. We received several indications of interest from third parties, provided due diligence materials to third parties under confidentiality agreements and had preliminary discussions with third parties regarding a sale of our interests in Venezuela. On December 16, 2013, we entered into an agreement (the “Share Purchase Agreement”) to sell all of our interests in Venezuela to Petroandina Resources Corporation N.V. (“Petroandina”, a wholly owned subsidiary of Pluspetrol Resources Corporation B.V.) in two closings for an aggregate cash purchase price of $400 million.

Our Venezuelan interests are owned through Harvest-Vinccler Dutch Holding, B.V., a Dutch private company with limited liability (“Harvest Holding”). Harvest Holding owns 100 percent of HNR Finance, B.V. (“HNR Finance”), and HNR Finance owns a 40 percent interest in Petrodelta, S.A. (“Petrodelta”). Our ownership of Harvest Holding is through our wholly owned subsidiary HNR Energia, B.V. (“HNR Energia”). Before December 16, 2013, HNR Energia owned 80 percent of Harvest Holding.

The first closing under the Share Purchase Agreement occurred on December 16, 2013, when we sold a 29 percent equity interest in Harvest Holding to Petroandina for $125 million. This first transaction resulted in a loss on the sale of the interest in Harvest Holding of $23.0 million in the year ended December 31, 2013. The second closing, entailing the sale of HNR Energia’s remaining 51 percent interest to Petroandina for $275 million, is subject to, among other things, approval by the Ministerio del Poder Popular de Petroleo y Mineria representing the Government of Venezuela (which indirectly owns the other 60 percent interest in Petrodelta). Our stockholders approved the second closing at a special meeting held on May 7, 2014.

Through our indirect 51 percent in Harvest Holding, we have owned a net 20.4 percent interest in Petrodelta for the period from December 16, 2013 to date. Before December 16, 2013 we indirectly owned a 32 percent interest in Petrodelta.

We have agreed not to solicit other offers to acquire our Petrodelta assets or the Company as a whole while the Share Purchase Agreement is in effect.

The Share Purchase Agreement may, by written notice given before or at the second closing, be terminated, among other reasons, if we or Petroandina breaches certain representations, warranties or covenants in the Share Purchase Agreement or if any other closing condition is not satisfied or waived. We must pay a termination fee of $9.625 million, or 3.5 percent of the $275 million purchase price payable at the second closing, in cash to Petroandina if the Share Purchase Agreement is terminated in certain circumstances. We must also pay the reasonable out-of-pocket expenses of Petroandina incurred in connection with the Share Purchase Agreement, up to $4 million, if the Share Purchase Agreement is terminated as a result of our breach of a representation or warranty or our breach of a covenant.

Petroandina has the right and option to sell to HNR Energia, and to cause HNR Energia to purchase, the shares of Harvest Holding purchased at the first closing (the “First Closing Shares”), on termination of the Share Purchase Agreement in certain circumstances. HNR Energia has the right and option to purchase from Petroandina, and to cause Petroandina to sell, those shares on termination of the Share Purchase Agreement in certain other circumstances.

We have agreed to indemnify Petroandina and its affiliates from and against losses arising out of breaches of representations and warranties under the Share Purchase Agreement or failure to perform or comply with covenants in the Share Purchase Agreement, subject to certain limitations.

HNR Energia and Petroandina also entered into a Shareholders’ Agreement (the “Shareholders’ Agreement”) on December 16, 2013, regarding the shares of Harvest Holding. The Shareholders’ Agreement becomes effective upon any termination of the Share Purchase Agreement before the second closing.

We guaranteed HNR Energia’s obligations under the Share Purchase Agreement and the Shareholders’ Agreement.

During the term of the Share Purchase Agreement, Harvest Holding may not pay any dividends to HNR Energia, and therefore we would not benefit from any dividends paid by Petrodelta during this period.

More information about our current operations in Gabon and Indonesia, as well as Venezuela, and more information about the details of the Petrodelta transaction are in our Annual Report on Form 10-K for the year ended December 31, 2013, which is incorporated by reference.

Company Information

Our principal executive offices are located at 1177 Enclave Parkway, Suite 300, Houston, Texas 77077. Our telephone number at that location is (281) 899-5700. Our Internet website is http://www.harvestnr.com. Information contained on our website is not incorporated by reference in this prospectus and you should not consider information contained on our website as part of this prospectus.

RISK FACTORS

An investment in our securities involves risks. We urge you to carefully consider all of the information contained in or incorporated by reference in this prospectus and other information which may be incorporated by reference in this prospectus or any applicable prospectus supplement as provided under “Incorporation of Certain Information by Reference,” including our Annual Reports on Form 10-K, our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K. This prospectus also contains forward-looking statements that involve risks and uncertainties. Please read “Forward-Looking Statements.” Our actual results could differ materially from those anticipated in the forward-looking statements as a result of certain factors, including the risks described elsewhere in this prospectus or any applicable prospectus supplement and in the documents incorporated by reference into this prospectus or any applicable prospectus supplement. If any of these risks occur, our business, financial condition or results of operation could be adversely affected.

FORWARD-LOOKING STATEMENTS

This prospectus contains or incorporates by reference statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Company cautions that any forward-looking statements contained or incorporated by reference in this prospectus or any prospectus supplement or made by management of the Company involve risks and uncertainties and are subject to change based on various important factors. When used in this prospectus, the words “budget”, “guidance”, “forecast”, “anticipate”, “expect”, “believes”, “goals”, “projects”, “plans”, “anticipates”, “estimates”, “should”, “could”, “assume” and similar expressions are intended to identify forward-looking statements. We caution you that any such forward-looking statements involve significant known and unknown risks, uncertainties and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by those forward-looking statements. Such factors include our concentration of operations in Venezuela and Gabon; political and economic risks associated with international operations (particularly those in Venezuela); risk that the sale of our remaining Venezuelan interests will not be completed; anticipated future development costs for undeveloped reserves; drilling risks; risk that actual results may vary considerably from reserve estimates; dependence upon the abilities and continued participation of certain of our key employees; risks normally incident to the exploration, operation and development of oil and natural gas properties; risks incumbent to being a noncontrolling interest shareholder in a corporation; permitting and drilling oil and natural gas wells; availability of materials and supplies necessary to projects and operations; prices for oil and natural gas and related financial derivatives; changes in interest rates; our ability to acquire oil and natural gas properties that meet our objectives; availability and cost of drilling rigs and seismic crews; overall economic conditions; political stability; civil unrest; acts of terrorism; currency and exchange risks; currency controls; changes in existing or potential tariffs, duties or quotas; changes in taxes; changes in governmental policy; lack of liquidity; availability of sufficient financing; estimates of amounts and timing of sales of securities; changes in weather conditions; and ability to hire, retain and train management and personnel. These forward-looking statements reflect our best judgment about future events and trends based on the information currently available to us. Our results of operations can be affected by the assumptions we make or by risks and uncertainties known or unknown to us, including those described under “Risk Factors.” Therefore, we cannot guarantee the accuracy of the forward-looking statements. Actual events and results of operations may vary materially from our current expectations and assumptions. A discussion of these factors is included in our Annual Reports on Form 10-K and our Quarterly Reports on Form 10-Q and other documents incorporated by reference herein.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the securities being offered under this prospectus. This prospectus, which is included in the registration statement, does not contain all of the information in the registration statement. For further information regarding the Company and our securities, please see the registration statement and our other filings with the SEC, including our annual, quarterly and current reports and proxy statements, which you may read and copy at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information about the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public on the SEC’s Internet website at http://www.sec.gov. Our Internet website address is http://www.harvestnr.com. Information contained on our website is not part of this prospectus, unless specifically so designated and filed with the SEC. In addition, our reports and other information about us can be inspected at the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

We furnish holders of our common stock with annual reports containing audited financial statements prepared in accordance with accounting principles generally accepted in the United States following the end of each fiscal year. We file reports and other information with the SEC pursuant to the reporting requirements of the Exchange Act.

Descriptions in this prospectus of documents are intended to be summaries of the material, relevant portions of those documents, but may not be complete descriptions of those documents. For complete copies of those documents, please refer to the exhibits to the registration statement and other documents filed by us with the SEC.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we have filed with the SEC, which means that we can disclose important information to you without actually including the specific information in this prospectus by referring you to those documents. The information incorporated by reference is an important part of this prospectus and later information that we file with the SEC will automatically update and supersede this information. Therefore, before you decide to invest in a particular offering under this shelf registration, you should always check for reports we may have filed with the SEC after the date of this prospectus. We incorporate by reference into this prospectus (i) the documents listed below, (ii) any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the applicable offering under this prospectus and any applicable prospectus supplement is terminated and (iii) all additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial filing of this registration statement and prior to the effectiveness of the registration statement, in each case other than information furnished to the SEC under Item 2.02 or 7.01 of Form 8-K and which is not deemed filed under the Exchange Act and is not incorporated in this prospectus:

•	Our Annual Report on Form 10-K for our fiscal year ended December 31, 2013, filed with the SEC on March 17, 2014;

•	Our Amendment No. 1 to our Annual Report on Form 10-K/A for our fiscal year ended December 31, 2013, filed with the SEC on April 30, 2014;

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, filed with the SEC on May 12, 2014;

•	Our proxy statement on Schedule 14A filed with the SEC on April 8, 2014;

•	Our proxy statement and related additional materials, each on Schedule 14A, filed with the SEC on May 29, 2014;

•	Our Current Report on Form 8-K filed with the SEC on January 28, 2014;

•	Our Current Report on Form 8-K filed with the SEC on February 4, 2014;

•	Our Current Report on Form 8-K filed with the SEC on March 17, 2014;

•	Our Current Report on Form 8-K filed with the SEC on March 27, 2014;

•	Our Current Report on Form 8-K filed with the SEC on April 4, 2014;

•	Our Current Report on Form 8-K filed with the SEC on April 8, 2014;

•	Our Current Report on Form 8-K filed with the SEC on May 7, 2014; and

•	The description of our common stock contained in our registration statement on Form 8-A, filed with the SEC on April 9, 1997, as amended.

We will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus has been delivered, upon written or oral request of such person, a copy of any or all of the documents incorporated by reference herein (other than certain exhibits to such documents not specifically incorporated by reference). Requests for such copies should be directed to:

Keith L. Head

CORPORATE SECRETARY

HARVEST NATURAL RESOURCES, INC.

1177 ENCLAVE PARKWAY, SUITE 300

HOUSTON, TEXAS 77077

(281) 899-5700

USE OF PROCEEDS

Unless we inform you otherwise in the applicable prospectus supplement, we may use the net proceeds from the sale of the offered securities for various business purposes, including strategic acquisitions, capital expenditures, working capital, the repurchase and redemption of our securities and other general corporate purposes. Pending the application of such proceeds, we may invest the proceeds in short-term marketable securities or money market obligations.

The actual application of proceeds from the sale of any particular offering of securities using this prospectus will be described in the applicable prospectus supplement relating to such offering. The precise amount and timing of the application of these proceeds will depend upon our funding requirements and the availability and cost of other funds.

We will not receive any proceeds from the sale of shares of our common stock by the selling stockholders.

RATIO OF EARNINGS TO FIXED CHARGES

AND

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERENCE DIVIDENDS

We have computed the following ratio of earnings to fixed charges for each of the following periods on a consolidated basis. You should read the following ratio in conjunction with our consolidated financial statements and the notes to those financial statements that are incorporated by reference in this prospectus. The ratio of earnings to combined fixed charges and preference dividends for the periods presented is the same as the ratio of earnings to fixed charges since we have no outstanding preferred stock and, therefore, no dividend requirements.

	Three Months Ended March 31,		Year Ended December 31,
	2014	2013	2013	2012	2011	2010	2009
Ratio of Earnings to Fixed Charges (1)(2)(3)	—	—	—	—	—	—	—

(1)	In calculating the ratio of earnings to fixed charges, “earnings” consist of income (loss) from continuing operations before income tax, adjustment for noncontrolling interests in consolidated subsidiaries or adjustment for income or loss from equity investees, plus fixed charges (excluding capitalized interest), plus distributed income of equity investees. “Fixed charges” represent interest incurred (whether expensed or capitalized), amortization of debt costs and an estimate of the interest within rental expense.
(2)	For purposes of calculating the ratio of earnings to fixed charges, the amount included in the calculation for distributed income from equity investees is reflected in the period the related distribution was officially approved by the equity investee’s board of directors even when cash may have been received in the form of an advance from the equity investee in a previous period.
(3)	For the three months ended March 31, 2014 and 2013, fixed charges exceeded earnings by $19.4 million and $4.9 million, respectively. For the years 2013, 2012, 2011, 2010 and 2009, fixed charges exceeded earnings by $80.1 million, $55.7 million, $90.8 million, $30.8 million and $7.9 million, respectively.

PLAN OF DISTRIBUTION

We may use this prospectus and any accompanying prospectus supplement to sell our securities from time to time as follows:

•	directly to purchasers;

•	through agents;

•	through underwriters;

•	through dealers; and

•	through any other method permitted by applicable law.

We, or agents designated by us, may directly solicit, from time to time, offers to purchase our securities. Any such agent may be deemed to be an underwriter as that term is defined in the Securities Act. We will name the agents involved in the offer or sale of our securities and describe any commissions payable by us to these agents in the applicable prospectus supplement. Unless otherwise indicated in the applicable prospectus supplement, these agents will be acting on a best efforts basis for the period of their appointment. The agents may be entitled under agreements which may be entered into with us to indemnification by us against specific civil liabilities, including liabilities under the Securities Act. The agents may also be our customers or may engage in transactions with or perform services for us in the ordinary course of business.

If we utilize any underwriters in the sale of our securities in respect of which this prospectus is delivered, we will enter into an underwriting agreement with those underwriters at the time of sale to them. We will set forth the names of these underwriters and the terms of the transaction in the applicable prospectus supplement, which will be used by the underwriters to make resales of our securities in respect of which this prospectus is delivered to the public. We may indemnify the underwriters under the relevant underwriting agreement against specific liabilities, including liabilities under the Securities Act. The underwriters may also be our customers or may engage in transactions with or perform services for us in the ordinary course of business.

If we utilize a dealer in the sale of our securities in respect of which this prospectus is delivered, we will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale. We may indemnify the dealers against specific liabilities, including liabilities under the Securities Act. The dealers may also be our customers or may engage in transactions with, or perform services for us in the ordinary course of business.

To the extent that we make sales through one or more underwriters or agents in at-the-market offerings, we will do so pursuant to the terms of a sales agency financing agreement or other at-the-market offering arrangement between us and the underwriters or agents. If we engage in at-the-market sales pursuant to any such agreement, we will issue and sell our securities through one or more underwriters or agents, which may act on an agency basis or on a principal basis. During the term of any such agreement, we may sell securities on a daily basis in exchange transactions or otherwise as we agree with the underwriters or agents. The agreement will provide that any securities sold will be sold at prices related to the then prevailing market prices for our securities. Therefore, exact figures regarding proceeds that will be raised or commissions to be paid cannot be determined at this time. Pursuant to the terms of the agreement, we also may agree to sell, and the relevant underwriters or agents may agree to solicit offers to purchase, blocks of our common stock or other securities. The terms of each such agreement will be set forth in more detail in a prospectus supplement to this prospectus. In the event that any underwriter or agent acts as principal, or broker-dealer acts as underwriter, it may engage in certain transactions that stabilize, maintain or otherwise affect the price of our securities. We will describe any such activities in the prospectus supplement relating to the transaction.

The place and time of delivery for our securities in respect of which this prospectus is delivered will be set forth in the applicable prospectus supplement.

SELLING STOCKHOLDERS

This prospectus also relates to the possible resale of up to 686,761 shares of our common stock issuable upon the exercise of warrants that were issued and outstanding prior to the original date of filing of the registration statement of which this prospectus forms a part. The warrants were issued October 11, 2012 to purchasers of our 11.0% senior notes due 2014. The warrants can be exercised at any time until October 11, 2015 at an exercise price of $10.00 per share.

Information about selling stockholders, if any, including their identities and the number of shares of common stock to be registered on their behalf, will be set forth in a prospectus supplement, in a post-effective amendment or in filings we make with the SEC under the Exchange Act that are incorporated by reference into this prospectus. Selling stockholders shall not sell any shares of our common stock pursuant to this prospectus until we have identified such selling stockholders and the shares being offering for resale by such selling stockholders in a subsequent prospectus supplement. However, the selling stockholders may sell or transfer all or a portion of their shares of our common stock pursuant to any available exemption from the registration requirements of the Securities Act.

DESCRIPTION OF DEBT SECURITIES

The following description sets forth certain general terms and provisions of the debt securities to which any prospectus supplement may relate. Other terms, and the particular terms of a specific series of debt securities (which differ from the terms described below), will be described in the prospectus supplement relating to that series. The debt securities will be senior debt securities or subordinated debt securities. The senior debt securities will be issued under an indenture (the “Senior Indenture”), to be entered into between us and a trustee named in the applicable prospectus supplement, as trustee (the “Senior Trustee”), and the subordinated debt securities will be issued under a separate indenture (the “Subordinated Indenture”) to be entered into between us and a trustee to be named in the applicable prospectus supplement, as trustee (the “Subordinated Trustee”). The term “Trustee” used in this prospectus shall refer to the Senior Trustee or the Subordinated Trustee, as appropriate. The Senior Indenture and the Subordinated Indenture are sometimes collectively referred to herein as the “Indentures” and individually as “Indenture.” The Indentures are subject to and governed by the Trust Indenture Act of 1939, as amended (the “TIA”), and may be supplemented from time to time following execution.

The terms of the debt securities include those stated in the applicable Indenture and those made part of the Indenture by reference to the TIA. The debt securities are subject to all of those terms, and holders of debt securities are referred to the applicable Indenture and the TIA for a statement of those terms.

The statements set forth below in this section are brief summaries of certain provisions contained in the Indentures, do not purport to be complete, and are subject to, and are qualified in their entirety by reference to, the Indentures, including the definitions of certain terms therein, and the TIA. Capitalized terms used in this section and not otherwise defined in this section will have the respective meanings assigned to them in the Indentures.

General

The debt securities will be our direct, unsecured obligations. The indebtedness represented by the senior debt securities will rank equally with all of our other unsecured and unsubordinated indebtedness. The indebtedness represented by the subordinated debt securities will be subordinated in right of payment to the prior payment in full of all of our senior debt as described below under “Subordination.”

A prospectus supplement, the applicable Indenture and the supplemental indenture, if any, relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

•	the form and title of the debt securities and whether the debt securities are senior debt securities or subordinated debt securities;

•	the aggregate principal amount of the debt securities and any limit on the aggregate principal amount;

•	the date or dates on which the principal of the debt securities shall be payable;

•	the rate or rates (fixed or variable) at which the debt securities shall bear interest, if any, and the date or dates from which the interest shall accrue;

•	the dates on which interest, if any, shall be payable and the record dates for the interest payment dates;

•	the place or places where the principal of and interest, if any, on the debt securities of the series will be payable;

•	any optional or mandatory redemption or any sinking fund or analogous provisions;

•	any special tax implications of the debt securities, including provisions for original issue discount securities, if offered;

•	any provisions granting special rights to holders when a specified event occurs;

•	the percentage of the principal amount at which the debt securities will be issued and any payments due if the maturity of the debt securities is accelerated;

•	any events of default with respect to the debt securities that differ from those set forth in the applicable Indenture;

•	provisions regarding the convertibility or exchangeability of the debt securities;

•	provisions pertaining to the issuance of debt securities in the form of global debt securities, as described below;

•	provisions relating to the modification of the terms of the debt securities or the rights of securityholders;

•	the form of and conditions to issuance of debt securities issuable in definitive form, other than as described below;

•	the identity of the trustee, the registrar for the debt securities and any paying agent; and

•	any other terms not inconsistent with the provisions of the applicable Indenture.

The debt securities of a series may be issued in registered, coupon or global form and will be denominated in an amount equal to all or a portion of the aggregate principal amount of those debt securities. See “Global Debt Securities.”

Denominations

Unless otherwise indicated in any applicable prospectus supplement, the debt securities of any series will be issued only in fully registered form in a denomination equal to $2,000 or an integral multiple of $1,000 in excess thereof.

Global Debt Securities

Certain series of the debt securities may be issued as permanent global debt securities to be deposited with a depositary with respect to that series. Unless otherwise indicated in the applicable prospectus supplement, the following is a summary of the depository arrangements applicable to debt securities issued in permanent global form and for which The Depository Trust Company, or DTC, acts as depositary.

Each global debt security will be deposited with, or on behalf of, DTC, as depositary, or its nominee and registered in the name of a nominee of DTC. Except under the limited circumstances described below, global debt securities are not exchangeable for definitive certificated debt securities.

Ownership of beneficial interests in a global debt security is limited to institutions that have accounts with DTC or its nominee (“participants”) or persons that may hold interests through participants. In addition, ownership of beneficial interests by participants in a global debt security will be evidenced only by, and the transfer of that ownership interest will be effected only through, records maintained by DTC or its nominee for a global debt security. Ownership of beneficial interests in a global debt security by persons that hold through participants will be evidenced only by, and the transfer of that ownership interest within that participant will be effected only through, records maintained by that participant. DTC has no knowledge of the actual beneficial owners of the debt securities. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the participants through which the beneficial owners entered the transaction. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer beneficial interests in a global debt security.

Payment of principal of, and interest on, debt securities represented by a global debt security registered in the name of or held by DTC or its nominee will be made to DTC or its nominee, as the case may be, as the registered owner and holder of the global debt security representing the debt securities. We expect that upon receipt of any payment of principal of, or interest on, a global debt security, DTC will immediately credit accounts of participants on its book-entry registration and transfer system with payments in amounts proportionate to their respective beneficial interests in the principal amount of that global debt security as shown in the records of DTC. Payments by participants to owners of beneficial interests in a global debt security held through those participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the sole responsibility of those participants, subject to any statutory or regulatory requirements that may be in effect from time to time.

Neither we, any trustee nor any of our respective agents will be responsible for any aspect of the records of DTC, any nominee or any participant relating to, or payments made on account of, beneficial interests in a permanent global debt security or for maintaining, supervising or reviewing any of the records of DTC, any nominee or any participant relating to such beneficial interests.

A global debt security is exchangeable for definitive debt securities registered in the name of, and a transfer of a global debt security may be registered to, any person other than DTC or its nominee, only if:

•	DTC notifies us that it is unwilling or unable to continue as depositary for that global debt security or at any time DTC ceases to be registered under the Exchange Act;

•	we determine in our discretion that the global debt security shall be exchangeable for definitive debt securities in registered form; or

•	there shall have occurred and be continuing an event of default or an event which, with notice or the lapse of time or both, would constitute an event of default under the debt securities.

Any global debt security that is exchangeable pursuant to the preceding sentence will be exchangeable in whole for definitive debt securities in registered form, of like tenor and of an equal aggregate principal amount as the global debt security, in a denomination equal to $2,000 or an integral multiple of $1,000 in excess thereof. The definitive debt securities will be registered by the registrar in the name or names instructed by DTC. We expect that these instructions may be based upon directions received by DTC from its participants with respect to ownership of beneficial interests in the global debt security.

Except as provided above, owners of the beneficial interests in a global debt security will not be entitled to receive physical delivery of debt securities in definitive form and will not be considered the holders of debt securities for any purpose under the indentures. No global debt security shall be exchangeable except for another global debt security of like denomination and tenor to be registered in the name of DTC or its nominee.

Accordingly, each person owning a beneficial interest in a global debt security must rely on the procedures of DTC and, if that person is not a participant, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder under the global debt security or the Indentures.

We understand that, under existing industry practices, in the event that we request any action of holders, or an owner of a beneficial interest in a global debt security desires to give or take any action that a holder is entitled to give or take under the debt securities or the indentures, DTC would authorize the participants holding the relevant beneficial interest to give or take that action, and those participants would authorize beneficial owners owning through those participants to give or take that action or would otherwise act upon the instructions of beneficial owners owning through them.

DTC is a limited purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under the Exchange Act. DTC was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in those securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

Payment and Transfer

Unless otherwise indicated in the applicable prospectus supplement, principal of, and interest and any premium on, our fully registered debt securities will be paid at designated places. Payment will be made by check and mailed to the persons in whose names our debt securities are registered on days specified in the applicable indenture or any prospectus supplement. Debt securities payments in other forms will be paid at a place designated by us and specified in a prospectus supplement.

Fully registered securities may be transferred or exchanged at the corporation trust office of the applicable Trustee or at any other office or agency maintained by us for such purposes, without the payment of any service charge except for any tax or governmental charge.

Covenants

Under the Indentures, we will agree to:

•	pay the principal of, and interest and any premium on, the debt securities when due;

•	maintain a place of payment;

•	deliver an officer’s certificate to the Trustee within 150 days after the end of each fiscal year reviewing our obligations under the Indentures; and

•	deposit sufficient funds with any paying agent on or before the due date for any payment of principal, interest or premium.

Events of Default

Unless otherwise specified in the applicable prospectus supplement, each of the following events will be an event of default under an Indenture with respect to any series of debt securities issued under that Indenture:

•	failure to pay principal of (or premium, if any, on) any debt security of the series when due;

•	failure to deposit a sinking fund or any other such analogous required payment, if any, when due by the terms of a debt security of the series;

•	failure to pay any interest on any debt security of the series when due, continued for 30 days;

•	failure to perform or comply with any covenant in the applicable Indenture or related supplemental indenture, continued for 90 days after written notice as provided in the Indenture;

•	certain events in bankruptcy, insolvency or reorganization affecting us; and

•	any other event of default set forth in the applicable indenture or supplemental indenture relating to the debt securities of that series.

An event of default for a particular series of debt securities does not necessarily constitute an event of default for any other series of debt securities issued under an Indenture. The applicable Trustee may withhold notice to the holders of a series of debt securities of any default, except payment defaults on those debt securities, if it considers such withholding to be in the interest of the holders.

If an event of default occurs and is continuing, then the applicable Trustee or the holders of a specified percentage in aggregate principal amount of the outstanding debt securities of that series may declare the entire principal amount of the debt securities of that series to be due and payable immediately; provided, however, that the holders of a majority of the aggregate principal amount of the debt securities of that series may, under certain circumstances, rescind and annul the declaration.

Subject to provisions in each Indenture relating to its duties in case an event of default shall have occurred and be continuing, no Trustee will be under an obligation to exercise any of its rights or powers under that Indenture at the request, order or direction of any holders of debt securities then outstanding under that Indenture, unless the holders shall have offered to the applicable Trustee reasonable indemnity. If such reasonable indemnity is provided, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the applicable Trustee or exercising any power conferred on the Trustee, for any series of debt securities.

Defeasance

When we use the term “defeasance,” we mean a discharge from some or all of our obligations under the applicable Indenture. We may choose to either discharge our obligations on the debt securities of any series in a legal defeasance, or to be released from covenant restrictions on the debt securities of any series in a covenant defeasance. We may do so at any time on the 91st day after we irrevocably deposit with the applicable trustee sufficient cash or government securities to pay the principal, interest, any premium and any other amounts due on the stated maturity date or a redemption date of the debt securities of the series. If we choose the legal defeasance option, the holders of the debt securities of the series will not be entitled to the benefits of the applicable Indenture, except for certain obligations, including obligations to register the transfer or exchange of debt securities, to replace lost, stolen or mutilated debt securities, maintain a place of payment and certain other obligations set forth in the Indenture.

We may discharge our obligations under the Indentures or be released from covenant restrictions only if we meet certain requirements. Among other things, we must deliver to the Trustee an opinion of our legal counsel to the effect that holders of the series of debt securities will not recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred. In the case of legal defeasance only, this opinion must be based on either a ruling received from or published by the Internal Revenue Service or a change in United States federal income tax law since the date of the Indenture. We may not have a default on the debt securities discharged existing on the date of deposit.

Subordination

Debt securities of a series may be subordinated to our “Senior Indebtedness,” which we define generally as money borrowed, including guarantees, by us that is not expressly subordinate or junior in right of payment to any of our other indebtedness. Subordinated debt securities will be subordinate in right of payment, to the extent and in the manner set forth in the indenture, and related supplemental indenture, and the prospectus supplement relating to such series, to the prior payment of all of our indebtedness that is designated as “Senior Indebtedness” with respect to the series. Under a subordinated indenture, payment of the principal, interest and premium, if any, on the subordinated debt securities will generally be subordinated and junior in right of payment to the prior payment in full of all senior debt. The Subordinated Indenture will provide that no payment of principal, interest and any premium on the subordinated debt securities may be made in the event:

•	we fail to pay the principal, interest, premium, if any, or any other amounts on any Senior Indebtedness when due; or

•	any other default on Senior Indebtedness occurs and the maturity of such Senior Indebtedness is accelerated in accordance with its terms unless, in either case, the default has been cured or waived and any such acceleration has been rescinded or such Senior Indebtedness has been paid in full in cash.

The Subordinated Indenture will not limit the amount of Senior Indebtedness that we may incur.

No Individual Liability of Directors, Officers, Employees or Stockholders

No director, officer, employee or stockholder, as such, of ours or any of our affiliates shall have any personal liability in respect of our obligations under any Indenture or the debt securities by reason of his, her or its status as such.

DESCRIPTION OF CAPITAL STOCK

The following is a description of our capital stock and a summary of the rights of our stockholders and provisions pertaining to indemnification of our directors and officers. You should also refer to our Amended and Restated Certificate of Incorporation and Restated Bylaws, which are incorporated by reference in this prospectus, and to Delaware law.

General

The Company has an authorized capitalization of 85,000,000 shares of capital stock, consisting of 80,000,000 shares of common stock, par value $.01 per share, and 5,000,000 shares of preferred stock, par value $.01 per share, of which 500,000 shares have been designated as Series B Preferred Stock. We have a total of 4,635,636 shares of our common stock reserved for issuance upon exercise of outstanding options issued or options or restricted stock that may be issued under our long-term incentive plans and 2,512,762 shares reserved for issuance upon exercise of outstanding warrants. As of July 8, 2014, there were 42,093,735 shares of common stock, and no shares of preferred stock outstanding. As of such date, there were 416 holders of record of common stock.

Common Stock

Subject to the prior or special rights of holders of shares of preferred stock:

Dividends. The holders of shares of common stock are entitled to any dividends that may be declared by our board of directors out of legally available funds;

Liquidation, Dissolution or Winding Up. In the event of a liquidation, dissolution or winding up of the Company, the holders of shares of our common stock are entitled upon liquidation to share ratably in all assets remaining after payment of liabilities and the satisfaction of the liquidation preferences of any outstanding shares of preferred stock;

Redemption. The holders of shares of our common stock are not subject to, or entitled to the benefits of, any redemption or sinking fund provision;

Conversion. No holder of common stock has the right to convert or exchange any such shares with or into any other shares of capital stock of the Company; and

Voting. Each share of common stock entitles the holder thereof to one vote, in person or by proxy, on all matters submitted to a vote of stockholders generally. Voting is non-cumulative. The outstanding shares of our common stock are fully paid and non-assessable. Except as specifically provided in the Delaware General Corporation Law (the “DGCL”) or in the Company’s certificate of incorporation or bylaws, the affirmative vote required for stockholder action shall be that of a majority of the shares present in person or represented by proxy at the meeting (as counted for purposes of determining the existence of a quorum at the meeting). Directors are elected by a plurality of the votes of the shares present in person or represented by proxy and entitled to vote on the election of directors.

Preferred Stock

The following description of the terms of the preferred stock sets forth the general terms and provisions of the preferred stock to which any prospectus supplement may relate. Other terms of any series of the preferred stock offered by any prospectus supplement will be described in that prospectus supplement. The description of the provisions of the preferred stock set forth below and in any applicable prospectus supplement does not purport to be complete and is subject to and qualified in its entirety by reference to our certificate of incorporation and the certificate of designations relating to each series of the preferred stock. The certificate of designations will be filed with the Commission and incorporated by reference in the registration statement of which this prospectus is a part at or prior to the time of the issuance of each series of the preferred stock.

The preferred stock may be issued from time to time by our board of directors as shares of one or more classes or series. Subject to the provisions of our certificate of incorporation and limitations prescribed by law, our board of directors is expressly authorized to adopt resolutions to issue the shares, to fix the number of shares, to change the number of shares constituting any series and to provide for or change the voting powers, designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, including dividend rights (including whether dividends are cumulative), dividend rates, terms of redemption (including sinking fund provisions), redemption prices, conversion rights and liquidation preferences of the shares constituting any class or series of the preferred stock, in each case without any action or vote by the holders of common stock.

The issuance of shares of preferred stock, or the issuance of rights to purchase shares of preferred stock, could be used to discourage an unsolicited acquisition proposal. For instance, the issuance of a series of preferred stock might impede a business combination by including class voting rights that would enable the holders to block such a transaction; or the issuance might facilitate a business combination by including voting rights that would provide a required percentage vote of the stockholders. In addition, under some circumstances, the issuance of preferred stock could adversely affect the voting power of the holders of the common stock. Although our board of directors is required to make any determination to issue preferred stock based on its judgment as to the best interests of our stockholders, the board of directors could act in a manner that would discourage an acquisition attempt or other transaction that some or a majority of the stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then market price of the stock. The board of directors does not currently intend to seek stockholder approval prior to any issuance of currently authorized stock, unless otherwise required by law or the rules of any market on which our securities are traded.

The preferred stock shall have the dividend, liquidation, redemption and voting rights set forth in a prospectus supplement relating to a particular series of the preferred stock. Reference is made to the prospectus supplement relating to the particular series of the preferred stock offered by the prospectus supplement for specific terms, including:

•	the designation and stated value per share of such preferred stock and the number of shares offered;

•	the amount of liquidation preference per share;

•	the initial public offering price at which the preferred stock will be issued;

•	the dividend rate or method of calculation, the dates on which dividends shall be payable, the form of dividend payment and the dates from which dividends shall begin to cumulate, if any;

•	any redemption or sinking fund provisions;

•	any conversion or exchange rights; and

•	any additional voting, dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions.

The preferred stock will, when issued, be fully paid and nonassessable and will have no preemptive rights. The rights of the holders of each series of the preferred stock will be subordinate to the rights of our general creditors.

Certain Anti-Takeover Effects of Certain Provisions of the Company’s Amended and Restated Certificate of Incorporation, Restated Bylaws and the Delaware General Corporation Law

In order to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by our board of directors and to discourage certain types of transactions that may involve an actual or threatened change of control, our Amended and Restated Certificate of Incorporation and Restated Bylaws include provisions to establish advance notice requirements for nominations for election to the board of directors or proposing matters that can be acted upon by stockholders at stockholder meetings. Further, voting is non-cumulative.

Additionally, Section 203 of the Delaware General Corporation Law may discourage, delay or prevent a change in control of the Company. We are a Delaware corporation subject to Section 203 of the Delaware General Corporation Law. Under Section 203, certain “business combinations” between a Delaware corporation and an “interested stockholder” are prohibited for a three-year period following the date that such stockholder became an interested stockholder, unless:

•	the business combination or the transaction which resulted in the stockholder becoming an interested stockholder was approved by the board of directors of the corporation before such stockholder became an interested stockholder;

•	upon consummation of the transaction that resulted in such stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (a) by directors who are also officers and (b) by employee stock plans in which the employees do not have a confidential right to tender stock held by the plan in a tender or exchange offer; or

•	the business combination is approved by the board of directors of the corporation and authorized at a meeting, and not by written consent, by two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

The three-year prohibition also does not apply to some business combinations proposed by an interested stockholder following the announcement or notification of an extraordinary transaction involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation’s directors.

Under the Delaware General Corporation Law, the term “business combination” is defined generally to include mergers or consolidations between the corporation or its majority-owned subsidiary and an interested stockholder, transactions with an interested stockholder involving the assets of the corporation or its majority-owned subsidiaries, and transactions that increase an interested stockholder’s percentage ownership of stock. The term “interested stockholder” is defined generally as those stockholders who become beneficial owners of 15% or more of the corporation’s voting stock, together with the affiliates or associates of that stockholder.

Indemnification of Directors and Officers

Delaware General Corporation Law. Consistent with Section 145(a) of the DGCL, Harvest may indemnify and, in certain cases, must indemnify, any person who was or is made a party to any action by reason of the fact that he is or was a director, officer, employee or agent of Harvest, or is or was serving at the request of Harvest as a director, officer, employee or agent of another corporation, (1) in the case of a non-derivative action, against judgments, fines, amounts paid in settlement, and reasonable expenses (including attorneys’ fees) incurred by him as a result of such action, and (2) in the case of a derivative action, against expenses (including attorneys’ fees), if in either type of action he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of Harvest.

This indemnification does not apply, (1) in a derivative action, to matters as to which it is adjudged that the director, officer, employee or agent is liable to Harvest, unless upon court order it is determined that, in view of all the circumstances of the case and despite such adjudication of liability, he is fairly and reasonably entitled to indemnity for expenses, and (2) in a non-derivative action, to any criminal proceeding in which such person had reasonable cause to believe his conduct was unlawful.

Certificate of Incorporation. Harvest’s Amended and Restated Certificate of Incorporation provides that a director of Harvest shall not be personally liable to Harvest or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to Harvest or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL or (4) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of Harvest, in addition to the limitation on personal liability described above, shall be limited to the fullest extent permitted by the amended DGCL. Additionally, the Amended and Restated Certificate of Incorporation provides that Harvest will indemnify its officers and directors to the fullest extent permitted by the DGCL.

Bylaws. Harvest’s Restated Bylaws generally provide for indemnification, to the fullest extent authorized by the DGCL, of its officers and directors and persons serving at the request of Harvest in such capacities for other business organizations against all expenses (including attorneys’ fees, judgments, fines and amounts paid in settlement) actually and reasonably incurred by reason of his position with Harvest or such other business organizations. In addition, the Bylaws provide that Harvest may, by action of its board of directors, provide indemnification to employees and agents of Harvest, individually or as a group, to such extent as, and in the manner that, the board of directors in its discretion at any time or from time to time authorize.

Insurance; Indemnification Agreements. The Company maintains directors’ and officers’ liability insurance which provides for payment, on behalf of the directors and officers of the Company and its subsidiaries, of certain losses of such persons (other than matters uninsurable under law) arising from claims, including claims arising under the Securities Act, for acts or omissions by such persons while acting as directors or officers of the Company and/or its subsidiaries, as the case may be.

The Company has entered into indemnification agreements with its directors and certain of its officers. Generally, such agreements provide that the Company shall indemnify each such officer and director to the fullest extent permitted by law if such officer or director is a party to or threatened to be made a party to any proceeding (including a proceeding by or in the right of the Company to procure a judgment in its favor) against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such officer or director in connection with the proceeding. No indemnity shall be made under such agreements on account of such officer’s or director’s conduct which constitutes a breach of such officer’s or director’s duty of loyalty to the Company or its stockholders or is an act or omission not in good faith or which involves intentional misconduct or a knowing violation of the law.

Transfer Agent and Registrar

The transfer agent and registrar for the common stock is Wells Fargo Bank, N.A.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase our debt securities, common stock or preferred stock. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. In addition to this summary, you should refer to the warrant agreement, including the forms of warrant certificate representing the warrants, relating to the specific warrants being offered for the complete terms of the warrant agreement and the warrants. That warrant agreement, together with the terms of warrant certificate and warrants, will be filed with the SEC in connection with the offering of the specific warrants.

The applicable prospectus supplement will describe the terms of any series of warrants in respect of which this prospectus is being delivered, including, where applicable, the following:

•	the title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the currency or currencies, in which the price of such warrants will be payable;

•	the securities or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing, purchasable upon exercise of such warrants;

•	the price at which and the currency or currencies in which the securities or other rights purchasable upon exercise of such warrants may be purchased;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	the minimum or maximum amount of such warrants which may be exercised at any one time;

•	the anti-dilution provisions of such warrants;

•	the redemption or call provisions of such warrants;

•	provisions regarding changes to or adjustments in the exercise price;

•	the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

•	the date on and after which such warrants and the related securities will be separately transferable;

•	information with respect to book-entry procedures, if any;

•	a discussion of any material United States federal income tax considerations; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

Until they exercise their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon exercise, and will not be entitled to:

•	receive payments of principal of (or premium, if any, on) or interest, if any, on any debt securities purchasable upon exercise;

•	receive dividend payments, if any, with respect to any underlying securities; or

•	exercise the voting rights of any common stock or preferred stock purchasable upon exercise.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, we may issue units consisting of one or more of the following: debt securities, shares of common stock or preferred stock, warrants or any combination of such securities.

The applicable prospectus supplement will describe:

•	the terms of the units and of any of our debt securities, common shares, preferred shares or warrants comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

•	a description of the terms of any unit agreement governing the units;

•	a description of the provisions for the payment, settlement, transfer or exchange of the units; and

•	if applicable, a discussion of any material United States federal income tax considerations.

LEGAL MATTERS

In connection with particular offerings of our securities in the future, and if stated in the applicable prospectus supplement, the validity of those securities may be passed upon for us by Fulbright & Jaworski LLP and for any underwriters or agents by counsel named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of Harvest Natural Resources, Inc. and subsidiaries as of December 31, 2013, and for the year then ended, and the effectiveness of Harvest Natural Resources, Inc. and subsidiaries’ internal control over financial reporting as of December 31, 2013 have been audited by UHY LLP, an independent registered public accounting firm, as set forth in their reports thereon and are incorporated in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

Our financial statements as of December 31, 2012 and for the years ended December 31, 2012 and 2011 incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2013 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of that firm as experts in auditing and accounting.

The financial statements of Petrodelta, S.A. as of and for the years ended December 31, 2013, 2012 and 2011 incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2013 have been so incorporated in reliance on the report of PGFA Perales, Pistone and Asociados, an independent registered public accounting firm, given on the authority of such firm as experts in accounting and auditing.

The information incorporated by reference in this prospectus relating to our estimated quantities of our proved reserves is derived from reports prepared by Ryder Scott Company, L.P., independent petroleum engineers, as stated in their respective reserve reports with respect thereto. This information is incorporated in this prospectus in reliance upon the authority of such firm as experts with respect to the matters covered by their report and the giving of their report.

$300,000,000

Debt Securities

Common Stock

Preferred Stock

Warrants

Units

686,761 Shares of Common Stock

Offered by the Selling Stockholders Upon Exercise of Warrants

PROSPECTUS

July 23, 2014

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information contained or incorporated by reference in this prospectus is accurate as of any date other than the date of this prospectus. We are not making an offer of these securities in any state where the offer is not permitted.